Exhibit 99.(11)

Three Bryant Park 1095 Avenue of the Americas New York, NY 10036-6797 Tel: +1 212 698 3500 Fax: +1 212 698 3599
www.dechert.com

June 24, 2025

Morgan Stanley ETF Trust

1585 Broadway

New York, New York 10036

Re:	Opinion of Counsel regarding the Registration Statement filed on Form N-14 under the Securities Act of 1933

Dear Ladies and Gentlemen:

We have acted as counsel to Morgan Stanley ETF Trust, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing of the Trust’s registration statement on Form N-14 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), relating to the proposed issuance by the Trust of shares of Eaton Vance Income Opportunities ETF (the “Acquiring Fund”), a series of the Trust, pursuant to an Agreement and Plan of Reorganization (the “Reorganization Agreement”) to be executed by and between the Trust, on behalf of the Acquiring Fund, and Morgan Stanley Income Opportunities Fund (formerly, Morgan Stanley Global Fixed Income Opportunities Fund), a Massachusetts business trust (the “Acquired Fund”), pursuant to which substantially all of the assets of the Acquired Fund will be transferred to the Acquiring Fund in exchange for the shares of the Acquiring Fund and the assumption of the Acquired Fund’s stated liabilities by the Acquiring Fund as contemplated therein. This opinion letter is being furnished to the Trust in accordance with the requirements of Item 16 of Form N-14 under the 1933 Act, and no opinion is expressed herein as to any matter other than as to the legality of the shares of the Acquiring Fund to be registered pursuant to the Registration Statement.

This opinion is limited to the Delaware Statutory Trust Act, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, Trust records and other instruments and such agreements, certificates and receipts of public officials, and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion, including the following documents:

(i)	the Registration Statement;

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(ii)	a form of the Reorganization Agreement;

(iii)	the Trust’s Amended and Restated Declaration of Trust;

(iv)	the Trust’s Amended and Restated By-Laws;

(v)	a certificate of good standing relating to the Trust dated June 24, 2025, issued by the Delaware Secretary of State; and

(vi)	such other Trust records, certificates, resolutions or documents that we have deemed relevant in order to render the opinion expressed herein.

In rendering this opinion, we have assumed, without independent verification: (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any approvals requested that we have deemed relevant in order to render the opinion expressed herein have been duly adopted by the Trust’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials or officers or representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Trust’s Board of Trustees, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

Based upon the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that the issuance of shares of the Acquiring Fund to be registered pursuant to the Registration Statement (“Acquiring Fund Shares”) has been duly authorized and, when the Acquiring Fund Shares are issued and delivered by the Trust as contemplated by the Registration Statement and the Reorganization Agreement against payment of the consideration therein described, the Acquiring Fund Shares will be validly issued and, subject to the qualifications set forth in the Trust’s Amended and Restated Declaration of Trust, fully paid and non-assessable Shares (as defined therein). In this regard, we note that, pursuant to Section 4.5 of Article IV of the Trust’s Amended and Restated Declaration of Trust, the Trustees have the power, as frequently as they may determine, to cause each Shareholder (as defined therein), or each Shareholder of any particular Series or Class (as defined therein), to pay directly, in advance or arrears, for charges of the Trust’s custodian or transfer, shareholder servicing or similar agent, an amount fixed from time to time by the Trustees, by setting off such charges due from such Shareholder from declared but unpaid dividends owed such Shareholder and/or by reducing the number of Shares (as defined therein) in the account of such Shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such Shareholder.

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We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement to be filed with the Securities and Exchange Commission, and to the use of our name in the Registration Statement and any amendments thereto unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP